Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov
Certificate of Withdrawal of	Filed in the office of	Document Number 20190064068-56
Certificate of Designation	Barbara K. Cegavske Secretary of State	Filing Date and Time 02/12/2019 11:44AM
(PURSUANT TO NRS 78.1955(6))	State of Nevada	Entity Number C184-2001

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1.	Name of corporation:

Sport Endurance, Inc.

2.	Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

On February 1, 2019, the Board of Directors of Sport Endurance, Inc., (the "Company") approved of withdrawing the Certificate of Designation for the Company's Series B Preferred Stock (the "Series B"):

WHEREAS, there are no shares of the Series B outstanding;

NOW THEREFORE let it be

RESOLVED, that the Company approves of withdrawing the Certificate of Designation for the Series B;

3.	No shares of the class or series of stock being withdrawn are outstanding.

4.	Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation
Revised: 1-5-15